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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Magellan Health Services, Inc.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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                      January 22, 2002

Dear Fellow Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of Magellan Health Services, Inc. on February 28, 2002, at 10:00 a.m., local time. The Annual Meeting will be held at The Harbor Court Hotel, 550 Light Street, Baltimore, Maryland 21201. A Notice of Annual Meeting of Stockholders, a Proxy Statement containing information about matters to be acted on at the Annual Meeting, and a proxy card are enclosed.

        I encourage you to attend the Annual Meeting. Regardless of whether or not you plan to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed envelope. This will ensure that sufficient shares are represented and voted at the Annual Meeting. Returning your completed proxy card will not limit your right to vote in person if you attend the Annual Meeting.

        I look forward to seeing you at the Annual Meeting.

Very truly yours,

Daniel S. Messina President and Chief Executive Officer

MAGELLAN HEALTH SERVICES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 28, 2002

        The Annual Meeting of Stockholders of Magellan Health Services, Inc., a Delaware corporation (the "Company" or "Magellan"), will be held at The Harbor Court Hotel, 550 Light Street, Baltimore, Maryland, on February 28, 2002, at 10:00 a.m., local time, to consider and act upon the following:

          1.    A proposal to elect four directors to serve for a three-year term expiring at the 2005 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

          2.    A proposal to amend the Magellan Health Services, Inc. 2000 Long-Term Incentive Compensation Plan; and

          3.    Such other matters as may properly come before the Annual Meeting.

        Stockholders of record at the close of business on January 8, 2002 are entitled to notice of, and to vote at, the Annual Meeting. A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the offices of the Company at 6950 Columbia Gateway Drive, Columbia, Maryland 21046, during normal business hours for the ten-day period prior to the Annual Meeting and at the place of the Annual Meeting on the day of the meeting.

        Your attention is directed to the accompanying Proxy Statement.

                      By Order of the Board of Directors,

                      Megan M. Arthur
                       Secretary

Columbia, Maryland
January 22, 2002

        WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY. THE PROXY IS REVOCABLE AND YOU MAY VOTE YOUR SHARES IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

MAGELLAN HEALTH SERVICES, INC.
6950 COLUMBIA GATEWAY DRIVE
COLUMBIA, MARYLAND 21046

PROXY STATEMENT FOR THE
2002 ANNUAL MEETING OF STOCKHOLDERS

THE ANNUAL MEETING

        This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") from the holders of the Company's common stock, $.25 par value per share (the "Common Stock"), and the holders of the Company's Series A Preferred Stock, $1,000 par value per share (the "Series A Preferred Stock"), for use at the Annual Meeting to be held at 10:00 a.m., local time, on February 28, 2002, and any adjournment or postponement thereof. The Annual Meeting will be held at The Harbor Court Hotel, 550 Light Street, Baltimore, Maryland. This Proxy Statement and the accompanying proxy card are first being sent or given to stockholders on or about January 25, 2002. At the Annual Meeting, stockholders will be asked to consider and vote upon:

          1.    A proposal to elect four directors to serve for a three-year term expiring at the 2005 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

          2.    A proposal to amend the Magellan Health Services, Inc. 2000 Long-Term Incentive Compensation Plan (the "2000 LTIC Plan"); and

          3.    Such other matters as may properly come before the Annual Meeting.

        The Board is not aware of any other matters that may properly come before the Annual Meeting. If any such other matters properly come before the Annual Meeting, it is the intention of the persons named as proxies on the proxy card sent with this Proxy Statement (the "Proxies") to vote in accordance with their best judgment on such matters.

        The Board has unanimously approved each of the proposals described above and recommends that stockholders vote FOR all of the proposals.

VOTING

Record Date and Quorum

        The Board has fixed the close of business on January 8, 2002 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. On the record date, 34,670,729 shares of Common Stock were outstanding, with each share of Common Stock entitled to one vote on each matter presented for a vote at the Annual Meeting. On the record date, 59,063 shares of Series A Preferred Stock were outstanding, which are entitled to an aggregate of 6,300,053 votes on each matter presented for a vote at the Annual Meeting. The presence in person or by proxy of the holders of a majority of the shares of Common Stock and Series A Preferred Stock outstanding on the record date constitutes a quorum for the transaction of business at the Annual Meeting.

        A stockholder who has returned a proxy may revoke it at any time before the Annual Meeting by executing a later-dated proxy, by voting by ballot at the Annual Meeting or by filing with the inspector of election an instrument of revocation.

Voting Procedures

        Stockholders should specify their choices on the enclosed proxy card. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a properly signed proxy card will be voted FOR each of the proposals.

Vote Required

        A plurality of the votes of the holders of all shares of Common Stock and Series A Preferred Stock that are present at the Annual Meeting and entitled to vote will be necessary to elect the director-nominees listed herein. A majority of the votes entitled to be cast by the holders of all shares of Common Stock and Series A Preferred Stock that are present at the Annual Meeting and entitled to vote will be necessary to approve the amendment to the 2000 LTIC Plan.

        Abstentions and proxies relating to "street name" shares for which brokers have not received voting instructions from the beneficial owner ("Broker Non-Votes") are counted in determining whether a quorum is present. With respect to the election of directors, the four nominees receiving the highest number of votes will be elected. Therefore, withholding authority to vote for a director nominee will have no effect. With respect to all other matters submitted to the stockholders for their consideration, abstentions will be counted as part of the total number of votes cast on such proposals in determining whether the proposals have received the requisite number of favorable votes, whereas Broker Non-Votes will not be counted as part of the total number of votes cast on such proposals. Thus, abstentions will have the same effect as votes against any given proposal, whereas Broker Non-Votes will have no effect in determining whether the stockholders have approved any given proposal.

        There are no rights of appraisal or similar dissenters' rights with respect to any matter to be acted upon pursuant to this Proxy Statement.

Voting By ESOP Participants

        Each participant in the Company's Employee Stock Ownership Plan (the "ESOP") is being sent a Proxy Statement and an ESOP proxy card to vote the Common Stock allocated to such participant's ESOP account (the "Allocated Shares"). The ESOP proxy card may be used by a participant to give directions to the ESOP Trustee as to how such participant's Allocated Shares should be voted. In order to give directions to the ESOP Trustee, a participant must complete, sign and date the ESOP proxy card and return it to the ESOP Trustee in a timely manner. To be considered timely, the ESOP Trustee must receive the ESOP proxy card prior to the Annual Meeting. As of the record date, 10,194 shares of Common Stock were held by the ESOP Trustee and eligible to be voted at the Annual Meeting.

        Under the terms of the ESOP, the ESOP Trustee is required to keep participant voting instructions confidential and may not divulge such instructions to any person, including officers and employees of the Company. Neither the ESOP Trustee nor the administrative committee of the ESOP (consisting of three officers of the Company) will make recommendations to participants about whether or how to vote.

SOLICITATION OF PROXIES

        The cost of soliciting proxies will be paid by the Company. Banks, brokers and other custodians, nominees and fiduciaries are requested to forward proxy materials to the beneficial owners of Common Stock and to secure their voting instructions, if necessary. The Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of Common Stock. Certain officers and other employees of the Company, who will receive no compensation for their services other than their regular compensation, may solicit proxies by mail, telephone or personal contact. In addition, the firm of MacKenzie Partners, Inc. has been retained by the Company to assist in the solicitation of proxies for a fee of approximately $5,000 plus expenses.

ELECTION OF DIRECTORS
(Item 1 of Notice)

        Under the Company's certificate of incorporation, the number of directors is currently fixed at twelve. The directors are divided into three classes of four directors each, with the nominees in a single class being elected each year to serve for a three-year term. At the Annual Meeting, the Board will nominate four individuals to serve as directors for a three-year term expiring at the 2005 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. The Proxies may not vote for more than four nominees. If the nominees listed below are unable to serve (which is not anticipated), the Board will designate substitute nominees, in which case the Proxies will vote for the election of such substitute nominees.

        Of the current twelve directors, four will continue to serve for terms expiring in 2003 and four will continue to serve for terms expiring in 2004 (the "Continuing Directors"). The tables below set forth the name and certain other information about the nominees for election as directors and the Continuing Directors.

Nominees for Election as Directors

Name, Age, and Date First Became a Director	Current Term Expiring	Position with the Company, Principal Occupations During Past Five Years, and other Directorships
David Bonderman 59 December 1999	2002	Managing Director/Founding Partner of Texas Pacific Group (since 1992). Also a director of Agenesys, Inc., Continental Airlines, Inc., Co-Star Realty Information, Inc., Denbury Resources, Inc., Ducati Motor Holding, S.p.A., Gemplus International, J. Crew Group, Inc., On Semiconductor Corporation, Oxford Health Plans, Inc., Paradyne Networks, Inc., ProQuest Company, Ryanair Ltd., Washington Mutual, Inc., and Seagate Technology, Inc.
Daniel S. Messina 46 December 1997	2002	President and Chief Executive Officer of the Company since October 2001; President of the Company (March 2001-September 2001); Chief Operating Officer of the Company (September 2000-February 2001); Chief Financial Officer and head of business strategy of Aetna U.S. Healthcare (1998-2000); Deputy Chief Financial Officer, Aetna U.S. Healthcare (1996-1997); and Vice President, Financial Relations and Chief of Staff to the Vice Chairman for Strategy, Finance and Administration, Aetna, Inc. (1995- 1996).
Darla D. Moore 47 February 1996	2002	Private Investor, Rainwater, Inc. (investments) (since 1994). President, Rainwater, Inc. (since 1995). A director of Martha Stewart Living Omnimedia, Inc. (since September 2001).

Jeffrey A. Sonnenfeld 47 September 1997	2002	President, The Chief Executive Leadership Institute (education) (since January 1998); Associate Dean and Professor, Yale School of Management (since 2001). Professor of Organization and Management and Director of the Center for Leadership and Career Studies of the Goizueta Business School at Emory University (from 1989-1997). Formerly a professor at the Harvard Business School. Also a director of U.S. Franchise Systems, Inc.

        The Board recommends the nominees for election as directors and urges stockholders to vote FOR Ms. Moore and Messrs. Bonderman, Messina and Sonnenfeld. Shares represented at the Annual Meeting by properly signed but unmarked proxies will be voted FOR each of the nominees.

Continuing Directors

Name, Age, and Date First Became a Director	Current Term Expiring	Position with the Company, Principal Occupations During Past Five Years And Other Directorships
Jonathan J. Coslet 37 December 1999	2003	Investment Professional and Senior Partner of Texas Pacific Group (since 1993). Also a director of Oxford Health Plans, Inc.
Henry T. Harbin, M.D. 55 March 1998	2003	Chairman of the Board of the Company (since October 2001); Chief Executive Officer and Chairman of the Company (March 2001-September 2001); President and Chief Executive Officer of the Company (1998-2001); Executive Vice President of the Company (1995-1998); President and Chief Executive Officer of Green Spring Health Services, Inc. (1994-1998).
Gerald L. McManis 65 February 1994	2003	President of GLM, Inc. (management consulting firm) (since 2001); Retired President of McManis Associates, Inc. and MMI Companies, Inc. (strategy development and management consulting firm for healthcare and healthcare-related companies) (1965-2000).
James B. Williams 45 December 1999	2003	Partner in Texas Pacific Group (since 1999). Chairman of the Board, GMP Companies. Member of the Board of Directors of several other private companies. President — Kaiser/Group Health; President, Kaiser Permanente International; and Senior Vice President — Operations and Strategic Development of Kaiser Permanente (health care organization) (1994-1998).
G. Fred DiBona, Jr. 50 January 1996	2004	Director, President and Chief Executive Officer of Independence Blue Cross (a health insurance company) (since 1990). Also a director of Philadelphia Suburban Corporation, Tasty Baking Company, PECO Energy Company and Eclipsys Corporation.
Andre C. Dimitriadis 61 July 1992	2004	Chairman of the Board and Chief Executive Officer of LTC Properties (a healthcare real estate investment trust) (since 1992). Chairman and Chief Executive Officer, LTC Healthcare, Inc.
A.D. Frazier, Jr. 57 May 1995	2004	Chairman of the Board and Chief Executive Officer, Chicago Stock Exchange (since 2001); President and Chief Executive Officer of Invesco Inc. (an institutional asset management company) (1996-2000); Senior Executive Vice President and Chief Operating Officer for the Atlanta Committee for the Olympic Games (1991-1996). Also a director of Amvescap PLC, Apache Corporation, R. J. Reynolds Tobacco Holdings, Inc. and RockTenn Corporation.
Robert W. Miller 60 February 1998	2004	Former Partner, King & Spalding (law firm) (1985-1997); Chairman of the Board of the Company (March 1998-March 2000); Adjunct Professor at Emory University School of Law (since September 2000).

Agreements to Nominate or Appoint Directors

        Pursuant to certain agreements, the Company is obligated to nominate or appoint to the Board certain individuals designated by others as set forth below.

        Darla D. Moore was elected to the Board on February 22, 1996 pursuant to the Stock and Warrant Purchase Agreement entered into by the Company and Rainwater-Magellan Holdings, L.P. ("Rainwater-Magellan"), an affiliate of Rainwater, Inc. and Richard E. Rainwater. In connection with the Stock and Warrant Purchase Agreement, Rainwater-Magellan purchased 4,000,000 shares of Common Stock and a Warrant to acquire up to 2,000,000 additional shares of Common Stock. The Stock and Warrant Purchase Agreement provides that Rainwater-Magellan has the right to designate a nominee acceptable to the Company for election as director of the Company for so long as Rainwater-Magellan, Rainwater, Inc., Richard E. Rainwater, Darla D. Moore and their affiliates continue to own beneficially at least 600,000 shares of Common Stock.

        David Bonderman, Jonathan J. Coslet and James B. Williams were elected to the Board effective December 15, 1999 pursuant to an Amended and Restated Investment Agreement dated December 15, 1999 (the "Investment Agreement") entered into by the Company and TPG Magellan LLC, an affiliate of the investment firm Texas Pacific Group ("TPG"), in connection with TPG's acquisition of 59,063 shares, and an option to acquire 21,000 additional shares, of Series A Preferred Stock of the Company. The Investment Agreement provides that, as long as TPG and its affiliates beneficially own at least 50% of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock issued or issuable under the Investment Agreement, the Board shall cause three individuals designated by TPG (the "TPG Nominees") to be nominated as directors of the Company and the Company shall use its best efforts to cause the election of the TPG Nominees up for election at any annual meeting of stockholders. In addition, each committee of the Board is required generally to include among its members at least one TPG Nominee.

Meetings of the Board of Directors

        The Board held five meetings during fiscal year 2001. Each director attended more than 75% of the meetings of the Board and committees of the Board of which he or she was a member, except Mr. Bonderman and Ms. Moore.

Committees of the Board of Directors

        The Board has standing Audit and Compensation Committees. There is no nominating committee of the Board.

        Audit Committee.    The Audit Committee currently consists of Messrs. Miller (Chairman), Coslet, Dimitriadis, and Frazier. The Audit Committee held seven meetings during fiscal year 2001. The Audit Committee's duties are described under the caption "Report of the Audit Committee."

        Compensation Committee.    The Compensation Committee currently consists of Messrs. McManis (Chairman), DiBona, Sonnenfeld and Williams. The Compensation Committee held five meetings during fiscal year 2001. The Compensation Committee's duties are described under the caption "Compensation Committee Report on Executive Compensation."

Compensation of Directors

        From October 2000 through February 2001, each non-employee director received a monthly retainer of $2,000 and a fee of $1,000 for each Board meeting and each Board committee meeting attended. In February 2001, the Board modified the fees for Board meeting attendance to be $2,000 for each Board meeting attended in person and $1,000 for each Board meeting attended via telephone. The monthly retainer remained the same. From September 2000 through March 2001, Mr. Miller received an additional monthly retainer of $5,000 for serving as Chairman of the Board. Dr. Harbin, as an employee of the Company, received no additional compensation for serving as a director or Chairman of the Board. As an employee of the Company, Mr. Messina received no additional compensation for serving as a director.

REPORT OF THE AUDIT COMMITTEE

        The Company's Audit Committee is responsible for, among other things, reviewing with the Company's independent auditors the scope and results of their audit engagement. In connection with the fiscal year 2001 audit, the Audit Committee has:

  •
  reviewed and discussed with management the Company's audited financial statements included in the Company's Annual Report on Form 10-K for the year ended September 30, 2001,

  •
  discussed with Arthur Andersen LLP, the Company's independent auditors, the matters required by Statement of Accounting Standards No. 61, and

  •
  received from Arthur Andersen LLP the written disclosures and letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1 regarding their independence.

        Based on the review and the discussions described in the preceding bullet points, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended September 30, 2001 for filing with the Securities and Exchange Commission.

        The members of the Audit Committee have been determined to be independent in accordance with the requirements of Section 303.01(B)(2)(a) and (3) of the New York Stock Exchange listing standards.

                      Robert W. Miller (Chairman)
                      Jonathan J. Coslet
                      Andre C. Dimitriadis
                      A. D. Frazier, Jr.

        The foregoing report shall not be deemed incorporated by reference by any general statement or reference to this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Audit Fees

        The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended September 30, 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for the same fiscal year were $1,127,293.

Financial Information Systems Design and Implementation Fees

        No professional services were rendered or fees billed by Arthur Andersen LLP for information technology services relating to financial information systems design and implementation for the fiscal year ended September 30, 2001.

All Other Fees

        The following table sets forth the aggregate fees billed by Arthur Andersen LLP for services rendered to the Company, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees", for the fiscal year ended September 30, 2001:

Audit-related fees*	$1,267,981
Other fees**	116,190

Total other fees	$1,384,171

*
Audit-related fees include statutory and subsidiary audits, assistance with registration statements and a debt offering, comfort letters and consents, accounting consultation, internal audit assistance and benefit plan audits.

**
Other fees include actuarial and tax services.

        The Audit Committee has considered whether the provision of non-audit services by Arthur Andersen LLP is compatible with maintaining the independent auditor's independence.

PRINCIPAL HOLDERS OF COMMON STOCK

        The following table sets forth certain information as of December 31, 2001 (except as otherwise noted) with respect to any person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock:

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class (1)
TPG Advisors II (2) 201 Main Street Suite 2420 Fort Worth, TX 76102	8,540,053	19.8%
BLUM Capital Partners, L.P. (3) 909 Montgomery Street San Francisco, CA 94133	5,594,200	13.7%
Richard E. Rainwater (4) 777 Main Street Suite 2700 Ft. Worth, TX 76102	2,484,935	6.1%
Dimensional Fund Advisors, Inc. (5) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	2,207,300	5.4%

(1)
The information regarding the beneficial ownership of Common Stock by such individual or entity is included herein in reliance on its report filed with the United States Securities and Exchange Commission (the "SEC"), except that the percentage of Common Stock beneficially owned is based upon the Company's calculations made in reliance upon the number of shares of Common Stock reported to be beneficially owned by such person or entity in such report and, with respect to entities and persons other than TPG Advisors II, 34,670,729 shares of Common Stock issued and outstanding as of December 31, 2001, plus 6,300,053 shares of Common Stock that TPG has a right to vote, on a converted basis from its shares of Series A Preferred Stock, as a single class with holders of Common Stock. With respect to TPG Advisors II, the percentage of Common Stock beneficially owned also is based upon 2,240,000 shares of Common Stock that TPG Magellan LLC has the right to acquire upon exercise of an option within 60 days after December 31, 2001.

(2)
Includes 6,300,053 shares that TPG Magellan LLC has the right to acquire upon conversion of 59,063 shares of Series A Preferred Stock and 2,240,000 shares that TPG Magellan LLC has the right to acquire upon conversion of 21,000 shares of Series A Preferred Stock that TPG Magellan LLC has the right to acquire upon exercise of an option within 60 days after December 31, 2001. Information concerning beneficial ownership of securities is based upon an Amendment No. 3 to Schedule 13D filed by TPG Advisors II on February 22, 2000.

(3)
Includes (i) 1,737,100 shares owed directly by limited partnerships for which BLUM Capital Partners, L.P. ("BLUM LP") serves as the general partner and BLUM LP's investment advisory client accounts; (ii) 3,616,800 shares owned directly by RCBA Strategic Partners, L.P. ("Strategic"), of which RCBA GP, L.L.C. ("RCBA GP") is general partner; and (iii) 240,300 shares owned by The Common Fund, an investment manager for educational institutions. BLUM LP and RCBA GP have sole investment power and sole voting power as to 5,594,200 shares. Under the rules of the SEC, Richard C. Blum & Associates, Inc. ("RCBA, Inc."), the sole general partner of BLUM LP, and RCBA GP, the sole general partner of Strategic, are also deemed to be beneficial owners of the shares beneficially owned by BLUM LP and Strategic respectively. Richard C. Blum, chairman, director and a substantial shareholder of RCBA, Inc. also might be deemed a beneficial owner of shares owed by RCBA, Inc. Information concerning beneficial ownership of securities is based upon an Amendment No. 2 to Schedule 13D filed by BLUM LP on January 3, 2002.

(4)
Includes (i) 2,417,554 shares owned directly by Richard E. Rainwater; (ii) 27,657 shares owned directly by Rainwater-Magellan Holdings, L.P. ("Rainwater-Magellan"); and (iii) 39,724 shares owned by Rainwater, Inc., of which Mr. Rainwater is the sole shareholder. Does not include 11,250 shares that Darla D. Moore, a director of the Company, and the spouse of Richard E. Rainwater and President of Rainwater, Inc., has the right to acquire upon the exercise of options. Under the rules of the SEC, Rainwater, Inc., the sole general partner of Rainwater-Magellan, is also deemed to be beneficial owner of the shares beneficially owned by Rainwater-Magellan. Information concerning beneficial ownership of securities by Mr. Rainwater, Rainwater-Magellan and Rainwater, Inc. is based upon an Amendment No. 2 to Schedule 13D filed by Rainwater-Magellan and dated April 17, 1998.

(5)
Dimensional Fund Advisors, Inc. ("DFA") is an institutional investment manager. DFA has sole investment power and sole voting power as to 2,207,300 shares owned by its advisory clients. DFA asserts that none of its clients own more than 5% of Magellan's Common Stock. Information concerning beneficial ownership of securities is based upon a Schedule 13G filed by DFA on February 2, 2001.

EXECUTIVE COMPENSATION

        The following table sets forth, for the three fiscal years ended September 30, 2001, the compensation paid by the Company to the Company's Chief Executive Officer, the Company's four next most highly compensated executive officers serving at the end of fiscal year 2001, and one additional executive officer who was not serving as such at the end of fiscal year 2001 (collectively, the "Named Executive Officers").

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus		Securities Underlying Options/ SARS(#)(1)	All Other Compensation(2)
Henry T. Harbin M.D. (3) Chief Executive Officer and Chairman of the Board	2001 2000 1999	$800,000 816,987 725,000	$ $	— 470,813 350,000	100,000 90,000 150,000	$159,195 150,403 162,039
Daniel S. Messina (4) President and Chief Operating Officer	2001 2000 1999	$558,333 41,667 —		$70,000 — —	150,000 300,000 —	$80,005 18,334 —
Clarissa C. Marques, Ph.D. (5) Executive Vice President and Chief Clinical and Quality Management Officer	2001 2000 1999	$340,000 334,167 287,500	$ $	— 155,664 152,616	50,000 96,800 85,000	$39,950 40,462 42,598
Dennis P. Moody Executive Vice President, Health Plan & Public Sector Division	2001 2000 1999	$321,642 278,231 264,875	$ $	— 114,514 28,987	50,000 103,804 31,600	$41,550 27,373 24,849
Mark S. Demilio (6) Executive Vice President, Finance and Legal	2001 2000 1999	$310,333 255,917 76,667		$50,000 30,000 57,500	100,000 75,000 40,000	$41,330 30,220 13,310

(1)
Represents the number of stock options granted under the Company's stock option plans.

(2)
For fiscal year 2001, includes (i) contributions to the Company's 401(k) plans of $3,195, $5,005, $5,250, $5,250 and $6,130 for Dr. Harbin, Mr. Messina, Dr. Marques, Mr. Moody and Mr. Demilio, respectively, and (ii) contributions by the Company deposited in trust pursuant to the Company's Supplemental Accumulation Plan ("SAP") of $156,000, $75,000, $34,700, $36,300, and $35,200 for Dr. Harbin, Mr. Messina, Dr. Marques, Mr. Moody and Mr. Demilio, respectively, for the calendar year 2001. For fiscal year 2000, includes (i) contributions to the Company's 401(k) plans of $4,153, $7,462, $4,369 and $2,720 for Dr. Harbin, Dr. Marques, Mr. Moody and Mr. Demilio, respectively, and (ii) contributions by the Company deposited in trust pursuant to the Company's SAP of $146,250, $18,334, $33,000, $23,004 and $27,500 for Dr. Harbin, Mr. Messina, Dr. Marques, Mr. Moody and Mr. Demilio, respectively, for the calendar year 2000. For fiscal 1999, includes (i) contributions to the Company's 401(k) plans of $12,554 and $11,400 for Dr. Harbin and Dr. Marques, respectively, and (ii) contributions by the Company deposited in trust pursuant to the Company's Executive Benefit Plan ("EBP") of $149,485, $31,198, $24,849 and $13,310 for Dr. Harbin, Dr. Marques, Mr. Moody, and Mr. Demilio, respectively, for calendar year 1999.

(3)
Dr. Harbin resigned as Chief Executive Officer of the Company effective October 1, 2001. Effective March 1, 2001, Dr. Harbin became Chairman of the Board of the Company.

(4)
Mr. Messina joined the Company on September 18, 2000. He succeeded Dr. Harbin as Chief Executive Officer of the Company, effective October 1, 2001.

(5)
Dr. Marques resigned as Executive Vice President, and Chief Clinical and Quality Management Officer, effective October 26, 2001. She has continued in an advisory capacity with the Company. Effective January 25, 2002, Dr. Marques will assume the position of Executive Vice President, Strategy and Business Development.

(6)
Mr. Demilio became Executive Vice President, Finance on October 25, 2001.

Option Grants in Fiscal Year 2001

        The following table sets forth information with respect to grants of options to the Named Executive Officers during fiscal year 2001 and the potential realizable value of such options on September 30, 2001.

Individual Grants
Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)(1)
Percentage of Total Options Granted to Employees in Fiscal 2001 (%)
Number of Securities Underlying Options Granted (#)
Name				Exercise Price Per Share ($)	Expiration Date
						5%	10%
Henry T. Harbin, M.D.	100,000	(2)	8.9	2.9375	12/7/10	184,738	468,162
Daniel S. Messina	100,000 50,000	(2) (3)	8.9 4.4	2.9375 8.5000	12/7/10 2/28/11	184,738 267,280	468,162 677,341
Clarissa C. Marques, Ph.D.	30,000 20,000	(2) (2)	2.7 1.8	2.1875 2.9375	11/27/10 12/7/10	41,271 36,948	104,589 93,632
Dennis P. Moody	30,000 20,000	(2) (2)	2.7 1.8	2.1875 2.9375	11/27/10 12/7/10	41,271 36,948	104,589 93,632
Mark S. Demilio	80,000 20,000	(2) (2)	7.1 1.8	2.1875 2.9375	11/27/10 12/7/10	110,057 36,948	278,905 93,632

(1)
The Company is required by the Securities and Exchange Commission to use a 5% and 10% assumed rate of appreciation over the ten-year option term. This does not represent the Company's estimate or projection of the future Common Stock price. If the Common Stock does not appreciate, the Named Executive Officers will receive no benefit from the options.

(2)
Options become exercisable over three years at the rate of 33 1/3% per year.

(3)
Options became 100% exercisable on date of grant.

Aggregated Option Exercises in Fiscal Year 2001
and Option Values at September 30, 2001

        The following table sets forth information with respect to options exercised by the Named Executive Officers during fiscal year 2001, and the number and value of options held on September 30, 2001.

			Number of Unexercised Options at September 30, 2001		Value of Unexercised In-the-Money Options at September 30, 2001 ($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Henry T. Harbin, M.D.	0	0	486,134	153,866	2,332,994	1,232,131
Daniel S. Messina	0	0	216,667	233,333	1,622,670	2,032,580
Clarissa C. Marques, Ph.D.	10,000	115,725	181,468	103,332	1,032,702	775,639
Dennis P. Moody	12,000	139,195	118,655	89,999	731,743	705,961
Mark S. Demilio	10,000	119,600	78,334	126,666	492,504	1,024,998

(1)
The closing price for the Common Stock as reported on September 28, 2001 (the last trading day of the fiscal year) was $11.47. The amounts in this column may not represent amounts that actually can be realized.

(2)
Value realized is the difference between the option exercise price and the closing market price of the common stock on the date of exercise, multiplied by the number of shares to which the option relates.

COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee is responsible for establishing policies with respect to compensation paid by the Company to its executive officers. The Compensation Committee approves the design of all compensation plans applicable to executive officers including: (i) reviewing and recommending the terms of employment and similar agreements between the Company and any executive officer; (ii) reviewing and approving the terms of annual incentive or bonus plans in which any executive officer of the Company participates, including, but not limited to, performance goals, thresholds for bonuses, maximum bonuses and operating and other income targets under such incentive or bonus plans; (iii) approving base salaries of executive officers; (iv) approving incentive award payouts to executive officers; (v) reviewing and making recommendations concerning approval and adoption of and amendments to stock-based compensation plans, including stock option, restricted stock, phantom stock, stock appreciation right and stock purchase plans; (vi) approving the terms of all other compensation plans applicable to any executive; (vii) granting options and making awards under stock-based compensation plans, except to the extent the authority to make such awards has been delegated by the Compensation Committee to the Chief Executive Officer of the Company or Stock Option Subcommittee of the Board, or such awards as are required by law to be made by the Board of Directors; and (viii) monitoring the ongoing operations of all compensation plans in which an executive officer participates. The Compensation Committee consists of directors who are not employees of the Company. A subcommittee of the Compensation Committee, which is comprised solely of "outside directors" as such term is defined by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), administers the Company's stock option plans and other compensation arrangements that constitute "qualified performance-based compensation," as defined by Section 162(m) of the Code.

        Policies.    Historically, the Compensation Committee adopted the following policies with respect to executive officer compensation.

          1. Base Salary. Executive officer base salaries should be at approximately the 75th percentile of the peer group as periodically surveyed, subject to increase to a higher percentile for individual executive officers based on performance.

          2. Performance-Based Compensation. A significant portion of executive officer compensation should be performance-based.

        Annual Incentive Plan.    In fiscal year 2001, executive officers were eligible for participation in the Short-Term Incentive Plan ("STIP") which was designed to award officers (and other employees) for meeting or exceeding specific financial targets approved by the Compensation Committee for fiscal year 2001. The Target Bonus Award levels range from 50% to 60% of base salary with a maximum bonus of 75% to 100% of base salary. Incentive Awards are funded based on meeting or exceeding threshold goals and are awarded based on corporate and individual performance. Based on the financial results attained for fiscal year 2001, the STIP was not funded and therefore no bonuses were paid under this plan.

        Long-Term Incentive Compensation Plan.    During 1999, the Compensation Committee received advice from an outside compensation consultant with respect to the need for additional long-term incentive compensation for the Company's executive officers. In order to ensure that the Company's total compensation is competitive with industry practice, the consultant recommended that the Compensation Committee approve a proposal for an "omnibus type" long-term incentive compensation plan. The Compensation Committee, the Board of Directors and the Company's stockholders approved the Magellan Health Services, Inc. 2000 Long-Term Incentive Compensation Plan (the "2000 LTIC Plan"). The long-term incentive plans that are currently in force include the Company's 1994, 1996,

1997 and 1998 Stock Option Plans and the 2000 LTIC Plan. The 2000 LTIC Plan allows approval of several types of long-term incentives including stock options, stock appreciation rights, restricted stock, performance shares, performance units and other incentive awards. This type of plan allows the Compensation Committee flexibility in developing appropriate long-term incentive strategies to retain the Company's key executive officers. The Compensation Committee continues to have full control over the design and amount of grants awarded to executive officers under the 2000 LTIC Plan.

        Executive Benefits Plan.    The Company adopted an Executive Benefits Plan (the "EBP") in 1993 that was in place until the plan was terminated on December 31, 1999. The EBP was funded through a performance-based component and a fixed component and was structured to provide an incentive for executive officers to remain with the Company.

        With the assistance of a compensation consultant, a new executive benefits plan was developed for executive officers. The new program, called the Magellan Health Services, Inc. Supplemental Accumulation Plan (the "SAP"), was approved by the Compensation Committee for plan year 2000. The SAP, a calendar year based plan, is funded through a fixed component that has been structured to provide an incentive for executive officers to remain with the Company. It may also be funded by the executive officers through voluntary deferrals of base and/or incentive compensation. Annually, the Compensation Committee approves the fixed percentage contribution for the Executive Officers. For 2001, the Chief Executive Officer was eligible for a Company contribution of 19.5% of base salary, the President was eligible for a Company contribution of 15% of base salary and the other executive officers were eligible for a Company contribution of 11% of base salary. Both Company and voluntary contributions are paid to a trust and invested in one or more mutual funds selected by the respective executive officer.

        The fixed percentage amount contributed to the trust and any appreciation thereon is paid to the executive officer on a date at least two years from the date of funding, if such officer is still employed at that time (or at the date of involuntary termination by the Company for plan balances that were transferred from the previous EBP only), or two years following the date of termination from the Company, provided that the executive officer has complied with covenants not to compete with the Company during that time period and the termination was not "for cause".

        Chief Executive Officer Compensation.    In fiscal year 2001, the compensation of Dr. Harbin, the Company's Chief Executive Officer, included base compensation of $800,000. No bonus was earned by Dr. Harbin with respect to fiscal year 2001. A contribution under the SAP of $156,000 was made for calendar year 2001. Dr. Harbin was granted 100,000 stock options in fiscal year 2001 in recognition of his performance.

                      Gerald L. McManis (Chairman)
                      G. Fred DiBona
                      Jeffrey A. Sonnenfeld
                      James B. Williams
                      Members of the Compensation Committee

        The foregoing report shall not be deemed incorporated by reference by any general statement or reference to this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee, at the end of fiscal year 2001 and as of the date hereof, consists of Messrs. McManis, DiBona, Sonnenfeld and Williams, each a non-employee director. Mr. DiBona is a director and the President and Chief Executive Officer of Independence Blue Cross, with which the

Company has entered into certain contracts. See "Certain Relationships and Related Transactions." Mr. Williams is affiliated with Texas Pacific Group, which has engaged in certain transactions with the Company. See "Certain Relationships and Related Transactions." Neither Mr. McManis nor Mr. Sonnenfeld has engaged in related party transactions with the Company.

        None of the Company's executive officers serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers who serves on the Company's Board or on the Compensation Committee.

Employment Agreements

        Henry T. Harbin, M.D.    The Company has an Employment Agreement with Dr. Harbin for a two year term beginning March 18, 2001. The Agreement provides for a base salary of $800,000, but pursuant to Section 4(a) of the Agreement, such salary will be reduced to $400,000 per year effective March 18, 2002, because Dr. Harbin relinquished the position of Chief Executive Officer. Dr. Harbin is also entitled to receive annual bonuses between 60% to 100% of his base salary conditioned upon his and/or the Company's meeting certain goals or objectives to be established by the Board or the Compensation Committee. The Agreement also provides for severance payments to Dr. Harbin upon termination by the Company (including certain constructive termination events, such as a substantial change in Dr. Harbin's duties, but not including termination for cause), upon Dr. Harbin's resignation under certain circumstances, or after a change in control (as defined in the agreement) through March 18, 2003. The severance compensation would include base salary for the defined period, and the portion(s) of any bonus or incentive compensation accrued through the date of termination. In addition, if Dr. Harbin resigns or is terminated following a change of control, Dr. Harbin will receive a "gross-up" payment intended to compensate Dr. Harbin if certain excise taxes would be imposed in such case. Subject to certain exceptions, the Company will be unable to deduct for federal income tax purposes the compensation or severance payments to Dr. Harbin to the extent that such payments exceed an aggregate annual amount of $1 million.

        Daniel S. Messina.    The Company has an Employment Agreement with Mr. Messina for a three-year term beginning April 1, 2001. Mr. Messina's current base salary is $700,000. The Agreement provides for bonuses and benefits commensurate with Mr. Messina's position. The Agreement also provides for severance payments upon termination by the Company without cause, termination by Mr. Messina for "good reason" (as defined in the agreement), or resignation by Mr. Messina after a change of control (as defined in the Agreement). Upon any such termination, Mr. Messina would receive three years of base salary, plus a portion of any bonus accrued through the date of termination.

        Clarissa C. Marques, Ph.D.    The Company has an Employment Agreement with Dr. Marques for an initial three-year term beginning January 1, 1999, with automatic renewals for additional one-year terms, unless either party gives notice of its intent not to renew the agreement. Dr. Marques's current base salary is $340,000. The Agreement provides for bonuses and benefits commensurate with Dr. Marques's position. The Agreement also provides for severance payments upon termination by the Company without cause, termination by Dr. Marques for "good reason" (as defined in the agreement), or resignation by Dr. Marques after a change of control (as defined in the Agreement). Upon any such termination, Dr. Marques would receive base salary for the remaining term of the Agreement or two years, whichever is greater, plus a portion of any bonus accrued through the date of termination. In the event the Company elects not to renew the Agreement, Dr. Marques would receive severance payments for two years from the date of expiration of the Agreement.

        Dennis P. Moody.    The Company has an Employment Agreement with Mr. Moody for an initial two-year term beginning October 1, 1999, with automatic renewal for additional one-year terms unless either party gives notice of intent not to renew the Agreement. Mr. Moody's current base salary is $330,000. The Agreement provides for bonuses and benefits commensurate with Mr. Moody's position.

The Agreement also provides severance payments upon termination by the Company without cause, or resignation by Mr. Moody after a change of control (as defined in the Agreement). Upon any such termination, Mr. Moody would receive two years of base salary.

        Mark S. Demilio.    The Company has an oral Employment Agreement with Mr. Demilio for a two-year term effective March 1, 2000, with automatic renewals for additional one-year terms, unless either party gives notice of its intent not to renew the Agreement. Mr. Demilio's current base salary is $320,000. The Agreement provides for bonuses and benefits commensurate with Mr. Demilio's position. The Agreement also provides for severance payments upon termination by the Company without cause, termination by Mr. Demilio for "good reason", or resignation by Mr. Demilio after a change of control. Upon any such termination, Mr. Demilio would receive base salary for two years. In the event the Company elects not to renew the Agreement, Mr. Demilio would receive severance payments for two years from the date of expiration of the Agreement.

        Executive Benefits Plan.    The terms of the Magellan Health Services, Inc. Supplemental Accumulation Plan ("SAP") provide that the amounts deposited in the trust on behalf of executive officers are to be immediately and fully vested upon a change of control of the Company (as defined in the SAP document).

PERFORMANCE GRAPH

        The following graph compares the cumulative total return of the Common Stock, the Standard & Poor's 500 Stock Index ("S&P 500") and the Standard & Poor's Health Care Sector Index ("S&P HI") since September 30, 1996. The graph assumes $100 was invested in each of the Common Stock, the S&P 500 and the S&P HI and that dividends received were reinvested on the date paid. The graph does not take into account trading commissions or taxes.

	Cumulative Total Return
	9/96	3/97	9/97	3/98	9/98	3/99	9/99	3/00	9/00	3/01	9/01
MAGELLAN	100.00	118.67	153.01	125.30	52.11	20.18	35.24	23.20	18.37	44.58	55.28
S & P 500	100.00	111.74	140.45	164.68	183.15	195.02	195.74	230.02	221.74	180.16	162.71
S & P HI	100.00	109.78	136.91	175.98	189.28	226.58	194.67	200.05	244.37	230.38	234.39

        The foregoing graph shall not be deemed incorporated by reference by any general statement or reference to this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

SECURITY OWNERSHIP OF MANAGEMENT

        The following table sets forth information concerning the beneficial ownership of Common Stock by (i) directors, (ii) Named Executive Officers and (iii) directors and executive officers as a group, as of December 31, 2001. Information with respect to certain significant stockholders of the Company is set forth in "Principal Holders of Common Stock."

Name	Number of Shares Beneficially Owned(1)	Options Exercisable Within 60 Days(2)	Percent of Outstanding Shares(3)
Henry T. Harbin, M.D.	32,000	486,134	1.2%
Daniel S. Messina	14,000	250,001	*
David Bonderman(4)	6,300,053	2,252,500	19.8%
Jonathan J. Coslet(4)	—	12,500	*
G. Fred DiBona, Jr.(5)	933,456	15,000	2.3%
Andre C. Dimitriadis	2,500	30,000	*
A.D. Frazier, Jr.	2,500	30,000	*
Gerald L. McManis	6,500	30,000	*
Robert W. Miller	2,000	26,250	*
Darla D. Moore(6)	2,484,935	15,000	6.1%
Jeffrey A. Sonnenfeld	—	15,000	*
James B. Williams(4)	—	12,500	*
Clarissa C. Marques, Ph.D.	168	219,801	*
Dennis P. Moody	14,000	150,655	*
Mark S. Demilio	10,000	111,668	*
All directors and executive officers as a group (18 persons)(7)	9,826,512	3,806,323	30.4%

*
Less than 1% of total outstanding.

(1)
Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. This table is based upon information supplied by the directors and executive officers.

(2)
Represents shares that can be acquired through stock option exercises on or prior to March 1, 2002.

(3)
Based on an aggregate of 32,647,625 shares of Common Stock issued and outstanding as of December 31, 2001 plus 6,300,053 shares of Common Stock which TPG Magellan LLC has the right to vote, on an "as converted" basis, as a single class with the holders of the Common Stock. Assumes that all options exercisable within 60 days after December 31, 2001 owned by the person are exercised. The total number of shares outstanding used in calculating this percentage also assumes that none of the options owned by other persons are exercised.

(4)
Includes for Mr. Bonderman and excludes for Messrs. Coslet and Williams as "shares beneficially owned" the 6,300,053 shares of Common Stock that TPG Magellan LLC has the right to acquire upon conversion of 59,063 shares of Series A Preferred Stock; and as "options exercisable within 60 days" the 2,240,000 shares of Common Stock that TPG Magellan LLC has the right to acquire upon conversion of 21,000 shares of Series A Preferred Stock that TPG Magellan LLC has the right to acquire within 60 days after December 31, 2001 upon exercise of an option. Messrs. Bonderman, Coslet and Williams are affiliates of TPG Magellan LLC and disclaim beneficial ownership of all such shares.

(5)
Includes 933,456 shares that Independence Blue Cross ("IBC") and its affiliates own. Mr. DiBona is a director and the President and Chief Executive Officer of IBC and disclaims beneficial ownership of all securities attributed to him because of his positions with IBC.

(6)
Includes 2,417,554 shares owned by Richard E. Rainwater, 27,657 shares owned by Rainwater-Magellan and 39,724 shares owned by Rainwater, Inc. Ms. Moore is the spouse of Richard E. Rainwater and the sole stockholder and sole director of Rainwater, Inc., which is the sole general partner of Rainwater-Magellan.

(7)
Includes as "shares beneficially owned" 6,300,053 shares of Common Stock that TPG Magellan LLC has the right to acquire upon conversion of 59,063 shares of Series A Preferred Stock; 2,484,935 shares owned in the aggregate by Richard E. Rainwater, Rainwater-Magellan and Rainwater, Inc.; and 933,456 shares owned by IBC and its affiliates. Includes as "options exercisable within 60 days" 2,240,000 shares of Common Stock that TPG Magellan LLC has the right to acquire upon conversion of 21,000 shares of Series A Preferred Stock that TPG Magellan LLC has the right to acquire within 60 days after December 31, 2001 upon exercise of an option.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        G. Fred DiBona, Jr., who became a director of the Company on January 22, 1996, is a director and the President and Chief Executive Officer of IBC. IBC and its affiliated entities have entered into contracts with the Company for provider network, care management and medical review services. The Company recorded revenue of approximately $61.9 million from IBC during fiscal year 2001.

        Darla D. Moore, who became a director on February 22, 1996, is the spouse of Richard E. Rainwater. Mr. Rainwater is the beneficial owner of 2,484,935 shares of Common Stock. Mr. Rainwater and certain of his affiliates have a significant interest in the Company. On January 25, 1996, Rainwater-Magellan acquired a total of 4,000,000 shares of Common Stock and warrants for an additional 2,000,000 shares of Common Stock from the Company pursuant to a Stock and Warrant Purchase Agreement and certain related agreements (the "Rainwater-Magellan Private Placement Agreements"). The warrants expired on January 25, 2000. The Rainwater-Magellan Private Placement Agreements provide for certain preemptive rights of Rainwater-Magellan to acquire additional securities issued by the Company for cash in a private placement transaction, and standstill covenants restricting the purchase of additional shares of Common Stock by Rainwater-Magellan and its affiliates in certain circumstances. During fiscal year 2001, the Company paid an aggregate of $75,000 for the annual monitoring fee and fees and expenses incurred in connection with Rainwater-Magellan's ownership of the Common Stock and the Rainwater-Magellan Warrant. Excluded from these amounts are directors' fees and expense reimbursement paid to Ms. Moore in her capacity as a director of the Company.

        David Bonderman, Jonathan J. Coslet and James B. Williams, who became directors on December 15, 1999, are affiliated with Texas Pacific Group ("TPG"). On December 15, 1999, TPG purchased from the Company 59,063 shares of Series A Preferred Stock for $59,063,000 in cash. The Company paid TPG a placement fee of $1,625,000 in connection with such issuance of Series A Preferred Stock. On February 29, 2000, Magellan Specialty Health, Inc., a subsidiary of the Company, purchased the outstanding stock of Vivra Inc. ("Vivra"). The initial purchase price of Vivra was $10.25 million, and additional consideration of $10.0 million may be payable based upon future results. Approximately 30% of the voting interest in Vivra was owned by TPG at the time of the Company's acquisition. Messrs. Bonderman, Coslet and Williams did not participate in the Board's approval of the Vivra acquisition.

PROPOSED AMENDMENT TO THE 2000 LTIC PLAN
(Item 2 of Notice)

        A proposal will be presented at the Annual Meeting to approve an amendment to the Magellan Health Services, Inc. 2000 Long-Term Incentive Compensation Plan ("2000 LTIC Plan"). Currently, the total number of shares of Common Stock reserved and available for awards under the 2000 LTIC Plan is 1,000,000. The Board of Directors recommends that the 2000 LTIC Plan be amended to increase the number of shares of Common Stock reserved and available for awards under the Plan by 1,000,000 shares to a total of 2,000,000 shares. The amendment was adopted by the Board of Directors on December 6, 2001, subject to approval by the Company's stockholders.

Summary of the 2000 LTIC Plan

        The following is a summary description of the 2000 LTIC Plan.

        The 2000 LTIC Plan currently covers 1,000,000 shares of Common Stock (no more than 50,000 of which may be granted in the form of Restricted Stock); after the approval of the above-referenced amendment, the number of shares covered under the 2000 LTIC Plan shall be 2,000,000. The purpose of the 2000 LTIC Plan is to promote the long-term viability and financial success of the Company and its subsidiaries by assisting in the recruitment and retention of key employees. The 2000 LTIC Plan is designed to enable key employees, non-employee Members of the Board and consultants to acquire or increase a proprietary interest in the Company.

        Administration.    The 2000 LTIC Plan is administered by the Compensation Committee of the Board or any other Committee of the Board appointed to administer the 2000 LTIC Plan (the "Committee"), provided that the composition of such Committee shall at all times meet the requirements of Rule 16b-3 under the Securities Exchange Act of 1934 and Internal Revenue Code Section 162(m), each as amended. The Committee has authority to grant awards upon such terms (consistent with the provisions of the 2000 LTIC Plan) as the Committee may consider appropriate. In addition, the Committee has complete authority (i) to interpret all provisions of the 2000 LTIC Plan; (ii) to prescribe the form of agreements; (iii) to adopt, amend, and rescind rules and regulations pertaining to the administration of the 2000 LTIC Plan; and (iv) to make all other determinations necessary or advisable for the administration of the 2000 LTIC Plan. Any decision made, or action taken, by the Committee in connection with the administration of the 2000 LTIC Plan shall be final, conclusive, and binding on all participants and all persons claiming under or through any participant.

        Eligibility.    Key employees of the Company or of any affiliate, as well as non-employee members of the Board and consultants are eligible to receive awards under the 2000 LTIC Plan. The total number of shares issuable on the exercise of awards that may be granted to non-employee directors is limited to 120,000. An individual may receive more than one award. The Committee will, in its discretion, select the eligible key employees and will base its selection on the employees' job responsibilities and present and potential contributions to the success of the Company and its affiliates.

        Awards.    Awards granted under the 2000 LTIC Plan may be in the form of incentive stock options, non-qualified stock options, stock appreciation rights ("SARs"), shares of restricted stock, performance shares, performance units, dividend units, and incentive awards.

        Stock Options.    One or more option grants may be made to any eligible employee. Options will be embodied in an option agreement in a form approved by the Committee. The option agreement may provide for "incentive stock options" that are intended to satisfy the requirements of Section 422A of the Internal Revenue Code ("Code"), or such other options ("nonqualified stock options") that entitle the holder to purchase from the Company a stated number of shares of common stock at the price set forth in the option agreement. The exercise price per share of an option will be an amount equal to the fair market value of a share of Common Stock on the date of grant, provided, however, that the

Committee is authorized to grant options having an exercise price below the closing price of a share of Common Stock on the date of grant.

        Except as otherwise provided in a participant's option agreement, no stock option granted under the 2000 LTIC Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All options shall be exercisable during a participant's lifetime only by such participant except, in the case of non-qualified stock options only, as otherwise provided in a participant's option agreement.

        An option may be exercised in whole at any time or in part, from time to time, at such times and in compliance with such requirements as set forth in the option agreement. No option is exercisable more than ten years from the date the option was granted.

        Each option agreement will set forth the extent to which the participant will have the right to exercise the options following termination of the participant's employment or cessation of a relationship with the Company or its affiliates.

        Payment of the exercise price shall be made in cash or cash equivalent acceptable to the Committee. If the participant's option agreement so provides, payment of the exercise price may be made in shares of Common Stock or through other arrangements specified in the option agreement.

        Summary of Federal Tax Consequences of the Issuance and Exercise of Options.    The following discussion of the federal tax consequences of the issuance and exercise of options under the 2000 LTIC Plan is based on the Code provisions in effect on the date of this Proxy Statement, current regulations thereunder, and existing administrative rulings of the Internal Revenue Service. The discussion is limited to the tax consequences on United States citizens and the tax consequences may vary depending upon the personal circumstances of individual holders of options.

        An option holder will not recognize income upon the grant of a non-qualified option under the 2000 LTIC Plan, or at any other time prior to the exercise of the option. Upon exercise of a nonqualified option, the option holder will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date the option is exercised over the option price of the Common Stock. This income is subject to withholding and other employment taxes, if applicable. The Company then will be entitled to a deduction in a like amount for compensation taxable to the option holder. The ordinary income recognized upon exercise of the option will constitute personal service income for purposes of Federal income taxes.

        A subsequent taxable disposition of shares of Common Stock acquired upon exercise of a non-qualified option and held as a capital asset will result in a capital gain or loss measured by the difference between the fair market value of the Common Stock on the date the option was exercised and the amount realized on later disposition. The gain or loss will be long-term if the shares of Common Stock are held for more than one year.

        An option holder will not recognize income upon the grant or exercise of an incentive stock option under the 2000 LTIC Plan if at all times during the period beginning on the date the option was granted and ending on the day three months before the date of such exercise, the option holder was an employee of the Company. The difference between the fair market value of the Common Stock on the date of exercise and the option price, however, is an item of tax preference for purposes of the alternative minimum tax.

        If an option holder who has acquired shares of Common Stock by the exercise of an incentive stock option makes a taxable disposition of such Common Stock more than two years after the grant of the option and one year after the transfer of such Common Stock to the option holder, the option holder generally will recognize long-term capital gain or loss measured by the difference between the option price and the selling price.

        If an option holder who has acquired shares of Common Stock by the exercise of an incentive stock option makes a taxable disposition of such Common Stock within two years from the date of the granting of the option or within one year after the transfer of such Common Stock to the option holder, a disqualifying disposition occurs. In that event the option holder recognizes ordinary income equal to the lesser of (i) the actual gain or (ii) the difference between the exercise price and the fair market value of the Common Stock on the date of exercise. If a loss is sustained on such a disposition, the loss will generally be treated as a capital loss. If the amount received on the disqualifying disposition exceeds the fair market value of the Common Stock on the date of exercise, the excess will generally be either long- or short-term capital gain.

        Restricted Stock.    An award of restricted stock may be granted for no consideration other than services. The Committee may, in its discretion, designate individuals to whom any awards of restricted stock are to be made. Each grant of restricted stock will be evidenced by an agreement that will specify the period(s) of restriction, the number of shares of restricted stock granted, and such other provisions as the Committee may determine.

        While the shares are restricted stock, a participant will have all rights of a shareholder with respect to such shares, including the right to receive dividends and to vote the shares; provided, however, that (i) a participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares of restricted stock and (ii) the Company will retain custody of the certificates evidencing shares of restricted stock.

        In the event of a participant's death or disability, restrictions on restricted stock will lapse on a pro-rata basis as designated by the Committee. In the event of the retirement of a participant who is an employee, the Committee may terminate any remaining restrictions on restricted stock. Unless otherwise provided by the Committee in a participant's restricted stock agreement, in the event that (i) a participant who is an employee and is granted an award of restricted stock ceases to be an employee of the Company or its affiliates for any reason, other than death, disability, or retirement prior to the lapse of all restrictions applicable to such restricted stock, or (ii) a participant who is not an employee ceases the participant's relationship with the Company or its affiliates for any reason other than death, disability or retirement prior to the lapse of all restrictions applicable to such restricted stock, then in either case the shares of restricted stock awarded to the participant shall be forfeited to the Company.

        Stock Appreciation Rights ("SARs").    SARs may be granted under the 2000 LTIC Plan in connection with an option, or may be separately awarded. Each grant of SARs will be evidenced by an SAR Agreement that will specify the terms and conditions applicable to such award.

        SARs granted in connection with an option will be exercisable to the extent the option is exercisable. SARs not granted in connection with an option will be exercisable pursuant to such terms and conditions established by the Committee and designated in the SAR Agreement.

        Upon the exercise of SARs, the participant is generally entitled to payment (in cash or shares of Common Stock or a combination thereof as set forth in the SAR Agreement at the time of grant) for each SAR equal to the product of the excess of the fair market value of a share of Common Stock on the New York Stock Exchange on the date of exercise over the closing price of a share of Common Stock on the New York Stock Exchange on the date of grant of the SARs, multiplied by the number of shares called for by the SAR (or portion thereof) which are so exercised.

        SARs granted under the 2000 LTIC Plan are not transferable by the participant except by will or the laws of descent and distribution and are exercisable during the participant's lifetime only by the participant or, in the event of the participant's mental or physical incapacity, by his or her legal representative.

        SARs granted in connection with an option shall lapse in accordance with the same terms and conditions as specified in the underlying option. SARs not granted in connection with an option shall lapse in accordance with the terms and conditions specified by the Committee in the SAR.

        Each SAR Agreement will set forth the extent to which the participant will have the right to exercise the SAR following termination of the participant's employment with the Company and/or its affiliates. No participant will, solely as a result of having been granted SARs, have any rights as a shareholder of the Company.

        Performance Shares/Performance Units.    Awards may be granted under the 2000 LTIC Plan in the form of bookkeeping entries called performance shares or performance units, subject to such terms and conditions not inconsistent with the 2000 LTIC Plan as the Committee will impose. Each Performance Unit will have an initial value that is established by the Committee at the time of grant. Each Performance Share will have an initial value equal to the fair market value of a share of Common Stock on the New York Stock Exchange on the date of grant. The Performance Share or Performance Unit Agreement will specify the terms and conditions of the award, including the performance-related objectives applicable to the award and the extent to which satisfaction of such specified objectives will determine the number and/or value of performance units or performance shares that will be paid out to the participant.

        The measuring period to establish the performance objectives set forth in a Performance Share or Performance Unit Agreement will be at least three years. Upon the completion of the applicable performance period, the Committee will determine the number of shares of Common Stock or cash equal to the value of the award, which will be paid to the participant in connection with the award for no consideration other than for services.

        Each Performance Share or Performance Unit Agreement will set forth the extent to which the participant will have the right to receive a payout with respect to any outstanding performance shares or performance units following termination of the participant's employment or cessation of a relationship with the Company and/or its affiliates. No participant will, solely as a result of having been awarded performance shares or performance units, have any rights as a shareholder of the Company.

        Dividend Units.    The Committee may grant dividend units equal to a specified number of shares of Common Stock on which participants will receive cash payments equal to the dividends paid on the underlying number of shares when, as, and if paid. Each grant of dividend units will be evidenced by an Agreement that will specify the terms and conditions applicable to such award, including the treatment of such award upon the participant's termination of employment or cessation of a relationship with the Company and/or its affiliates. An award of dividend units will entitle the participant to payment of an amount of cash equal to such cash dividends only and not to any right to the actual dividends on the underlying shares or to the underlying shares themselves. The award of dividend units may be combined with other awards. The Company does not currently pay any cash dividends nor does it expect to do so in the near future.

        Incentive Awards.    The Committee may designate participants to receive incentive awards, which would be made from an incentive pool established for each plan year by the Committee. The Committee will allocate an incentive pool percentage to each applicable participant for each Plan Year within 90 days of the commencement of the plan year. In no event may the incentive pool percentage for any one participant exceed 50% of the total incentive pool and in no event may the sum of all participants' applicable incentive pool percentages equal more than 100% of the incentive pool. Each incentive award will be evidenced by an agreement that will specify the terms and conditions applicable to such award.

        The incentive pool will be a cash amount designated by the Committee each plan year as practicable following the close of such plan year. A participant's incentive award will be determined based on the participant's allocated portion of the incentive pool, as reduced in the sole discretion of the Committee using any factors it determines applicable.

        Unless a participant makes a deferral election under the 2000 LTIC Plan, each participant's final awards will be paid in a lump sum cash payment as soon as possible following the release of Company's audited financial statements for the plan year.

        Except as otherwise provided by the Committee, incentive awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the participant only by the participant's legal representative.

        Summary of Federal Tax Consequences of the Awards other than Options.    A recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock at such time as the restricted stock is no longer subject to a substantial risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the restricted stock will recognize ordinary income on the date of transfer of the shares equal to the excess of the fair market value of the restricted stock on such date (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient.

        A participant generally will not recognize income upon the grant of performance shares or performance units. Upon payment in respect of performance shares or performance units, the participant generally will recognize as ordinary income an amount equal to the amount of cash received and the fair market value of any stock received.

        The grant of SARs ordinarily will not result in taxable income to the participant or a federal income tax deduction to the Company. Upon exercise of a SAR, the SAR holder will recognize ordinary income and the Company normally will have a corresponding deduction in an amount equal to the cash or fair market value of the stock received by the SAR holder. If a SAR holder allows a SAR to expire, other than as a result of exercise of a related option, the Internal Revenue Service may contend that the SAR holder has ordinary income in the year of expiration equal to the amount of cash or the fair market value of the stock that the SAR holder would have received if he or she had exercised the SAR immediately before it expired.

        A participant generally will not recognize income upon the grant of dividend units. Upon payment of cash with respect to such dividend units, the participant generally will recognize as ordinary income an amount equal to the amount of cash received. Upon receipt of any cash incentive award payments, a participant will recognize as ordinary income an amount equal to the cash incentive award payment the participant receives.

        In limited circumstances where the sale of stock received under the 2000 LTIC Plan could subject an officer or director to suit under Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the federal income tax consequences to the officer or director may differ from the federal income tax consequences described above. In these circumstances, absent a Section 83(b) election (as described above), the principal difference usually will be to postpone valuation and taxation of the stock received so long as the sale of the stock received could subject the officer or director to suit under Section 16(b) of the Exchange Act, but not longer than six months.

        To the extent that a participant recognizes ordinary income on the payment of an award, the Company should be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m). An employee who recognizes ordinary income ordinarily will be subject to both wage withholding and other employment taxes.

        Other Terms.    Unless and until the Committee proposes for shareholder vote and the shareholders approve a change in the general performance measures described below, the attainment of which may determine the degree of payout and/or vesting with respect to awards to a participant who, as of the date of vesting and/or payout of an award, is one of the group of "covered employees" as defined in the regulations under Section 162(m) of the Code ("Covered Employees") which are designed to qualify for the performance based exception from the tax deductibility limits of Section 162(m) of the Code ("Performance Based Exception"), the Committee will establish performance measures from time to time in connection with performance based awards. The performance measure(s) to be used for purposes of such awards will be chosen from among (a) earnings per share; (b) net income (before or after taxes); (c) return measures (including, but not limited to, return on assets, equity, or sales); (d) cash flow return on investments which equals net cash flows divided by owner's equity; (e) earnings before interest, taxes, depreciation, amortization (EBITDA); (f) gross revenues; and (g) share price (including but not limited to growth measures and shareholder return).

        Company performance will be based at the Committee's discretion on overall company performance or performance of a specified segment of the Company's operations. This measure may be expressed as a concrete goal, in terms of an increase or decrease, or in comparison to the Company's competitors, the industry or some other comparator group. The Committee will have the discretion to adjust its determination of the degree of attainment of the pre-established performance goals, provided however that awards which are designed to qualify for the Performance Based Exception and which are held by a Covered Employee may not be adjusted upward. In the event that the applicable tax and/or securities laws change to permit Committee or Board discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee in its sole discretion may make those changes without obtaining shareholder approval. In addition, if the Committee determines that it is advisable to grant awards which do not qualify for the Performance Based Exception, the Committee may make such grants without satisfying the requirements of such exception.

        Deferrals.    The Committee may permit or require a participant to defer receipt of the cash payment or shares that would otherwise be due to such participant by virtue of the exercise of an option or SAR, the lapse or waiver of restrictions with respect to restricted stock, the satisfaction of any requirements or goals with respect to performance shares or incentive awards or the receipt of dividend payments on dividend units. If such deferral is required or permitted, the Committee will establish the rules and procedures for such deferral.

        Deductibility.    At all times when Section 162(m) of the Code is applicable, all awards granted under the 2000 LTIC Plan shall comply with the requirements of Section 162(m) of the Code, unless the Committee determines that such compliance is not desirable with respect to any such award, in which case compliance with Section 162(m) of the Code is not required.

        Acceleration of Awards.    An award may initially provide or the Committee may at any time amend it to provide, for accelerated exercisability, termination of restrictions, or waiver or modification of performance objectives, subject to such terms and conditions and upon the occurrence if such events as the Committee in its sole discretion determines.

        Acceleration and Vesting upon Change of Control.    Subject to the certain limitations, all stock options and SARs will automatically become fully exercisable, all restrictions applicable to restricted stock will automatically terminate, and all performance objectives in performance share awards and incentive awards will be waived upon certain extraordinary events described in the 2000 LTIC Plan, including, briefly, certain acquisitions by specified persons of beneficial ownership of 20% or more of either the then outstanding shares of Common Stock or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, certain changes in the composition of the Board, consummation of certain reorganizations, mergers, consolidations or sales or other dispositions of all or substantially all of the assets of the Company, and approval by the shareholders of the Company of a complete liquidation or dissolution of the Company. Upon the occurrence of one of these triggering events, all outstanding awards shall automatically vest and be surrendered and the participants shall receive in full satisfaction for such award, a distribution in the form of shares of Common Stock. However, if the Committee determines that any payment to a participant would be nondeductible by the Company under Section 280G of the Code, any amount payable to a participant pursuant to the 2000 LTIC Plan shall be reduced automatically to an amount that maximizes the payments under the 2000 LTIC Plan without causing any payments to be nondeductible by the Company because of Section 280G of the Code.

        Termination Date.    Unless sooner terminated by the Board, the 2000 LTIC Plan will terminate on September 30, 2009; provided, that any award outstanding at the time of such termination will continue in full force and effect and will continue to be governed by the 2000 LTIC Plan and its applicable agreement until the award expires or is discharged by its terms.

        Amendment.    The Board may amend the Plan from time to time and no amendment may become effective until shareholder approval has been obtained if such approval is required by any federal or state law or the rules of the stock exchange on which the Common Stock is listed or the Board determines that obtaining shareholder approval is advisable. No amendment shall, without a participant's consent, adversely affect the rights of such participant under any award outstanding at the time the amendment is made.

Vote Required

        Approval of the amendment to the 2000 LTIC Plan by stockholders requires the affirmative vote of a majority of the shares of Common Stock and Series A Preferred Stock represented and entitled to vote at the Annual Meeting. Assuming the existence of a quorum, abstentions will be treated as a vote against the amendment to the 2000 LTIC Plan, while Broker Non-Votes will be disregarded and will have no effect on the outcome of the vote.

        The Board has unanimously approved the amendment to the 2000 LTIC Plan and recommends that stockholders vote FOR the amendment to the 2000 LTIC Plan. Shares of stock represented at the Annual Meeting by signed but unmarked proxies will be voted FOR the amendment to the 2000 LTIC Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, certain officers and persons who own more than 10% percent of the Common Stock to file reports of ownership and changes in ownership with the SEC and furnish copies of such reports to the Company. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no other reports were required, the Company believes that all persons who are required to comply with the Section 16(a) filing requirements with respect to the Common Stock have complied with such filing requirements on a timely basis, except for Mr. Moody who filed his Form 3 approximately eight months late; Mr. McManis who filed a Form 4 for June 2001 approximately one month late; and Thomas Hofmeister, Senior Vice President and Chief Accounting Officer of the Company, who filed (i) a Form 5 for September 2000 approximately eleven months late; (ii) a Form 4 for February 2001 approximately seven months late; and (iii) a Form 4 for May 2001 approximately four months late.

ADDITIONAL INFORMATION

Independent Public Accountants

        The Company expects to retain Arthur Andersen LLP as its independent public accountants for the fiscal year ending September 30, 2002 upon written acceptance of an engagement letter, which is expected to occur no later than June 30, 2002. Arthur Andersen LLP served as the Company's independent public accountants for the fiscal year ended September 30, 2001. Representatives of such firm will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Attendance

        Attendance at the Annual Meeting is limited to stockholders of record or their proxies, beneficial owners of Common Stock having evidence of such ownership, and guests of the Company.

Stockholder Proposals

        In order to be included in the proxy statement and proxy card for the 2003 Annual Meeting, a stockholder proposal must be made in writing and received by the Company by the close of business on September 24, 2002. All stockholder proposals should be submitted by certified mail, return receipt requested, to the Secretary of the Company, 6950 Columbia Gateway Drive, Fourth Floor, Columbia, Maryland 21046.

Other Business

        Management does not know of any other matters that may properly come before the Annual Meeting other than those described above. If any other matter properly comes before the meeting, all properly executed proxies delivered pursuant to this solicitation will be voted on any such matters in the discretion of the Proxies.

                      By Order of the Board of Directors,

                      Megan M. Arthur
                       Secretary

January 22, 2002
Columbia, Maryland

Appendix A

AMENDMENT NUMBER TWO
TO THE
MAGELLAN HEALTH SERVICES, INC.
2000 LONG-TERM INCENTIVE COMPENSATION PLAN

        Pursuant to the powers of amendment reserved in Article XVIII of the Magellan Health Services, Inc. 2000 Long-Term Incentive Compensation Plan (the "Plan"), Magellan Health Services, Inc. hereby amends the Plan as follows:

1.

        Article 4.01 of the Plan is amended by deleting the first sentence of this section and substituting the following sentence:

    Subject to adjustment as provided in Section 4.02 herein, the number of shares of Common stock hereby reserved for issuance to Participants under the Plan shall be two million (2,000,000), no more than fifty thousand (50,000) of which may be granted in the form of Restricted Shares.

2.

        Subject to the approval of the Company's stockholders, the effective date of this Amendment Number Two to the Plan shall be December 6, 2001.

A-1

Annual Meeting of Stockholders

The Harbor Court Hotel
550 Light Street
Baltimore, Maryland

February 28, 2002
10:00 A.M.

MAGELLAN HEALTH SERVICES, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR ANNUAL MEETING OF STOCKHOLDERS
February 28, 2002

      The undersigned appoints DANIEL S. MESSINA and MEGAN M. ARTHUR, and each of them, as proxies, each with full power of substitution, to represent and to vote all shares of Common Stock of Magellan Health Services, Inc. held by the undersigned at the Annual Meeting of Stockholders to be held on February 28, 2002, at 10:00 a.m., local time, at The Harbor Court Hotel, 550 Light Street, Baltimore, Maryland 21201, and at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is acknowledged, and upon any other business that may properly come before the Annual Meeting. The proxies are directed to vote on the matters described in the Notice of Annual Meeting of Stockholders and Proxy Statement as designated below, and in their discretion on such other business as may properly come before the meeting or any adjournment thereof.

1. ELECTION OF DIRECTORS	/ / FOR All Nominees Listed Below
/ / WITHHOLD AUTHORITY to Vote For All Nominees Listed Below:
David Bonderman, Daniel S. Messina, Darla D. Moore, Jeffrey A. Sonnenfeld To withhold authority to vote for any nominee(s) write the name of such nominee(s) on the line below:

(continued on reverse side)

2. PROPOSAL TO AMEND THE MAGELLAN HEALTH SERVICES, INC. 2000 LONG-TERM INCENTIVE COMPENSATION PLAN	/ / FOR / / AGAINST / / ABSTAIN
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2.
DATED __________________________, 2002
________________________________________
________________________________________ Signature of Stockholder

Please sign exactly as your name or names appear hereon. Where more than one owner is shown, each should sign. Persons signing in a fiduciary or representative capacity should give full title. If this proxy is submitted by a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by authorized person.
Please mark, sign, date and return this proxy card promptly, using the enclosed envelope.

QuickLinks

VOTING
SOLICITATION OF PROXIES
ELECTION OF DIRECTORS (Item 1 of Notice)
Nominees for Election as Directors
Continuing Directors
REPORT OF THE AUDIT COMMITTEE
PRINCIPAL HOLDERS OF COMMON STOCK
EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants in Fiscal Year 2001
Aggregated Option Exercises in Fiscal Year 2001 and Option Values at September 30, 2001
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
SECURITY OWNERSHIP OF MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSED AMENDMENT TO THE 2000 LTIC PLAN (Item 2 of Notice)
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ADDITIONAL INFORMATION
AMENDMENT NUMBER TWO TO THE MAGELLAN HEALTH SERVICES, INC. 2000 LONG-TERM INCENTIVE COMPENSATION PLAN
MAGELLAN HEALTH SERVICES, INC. PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS February 28, 2002